Exhibit 99.1

F O R    I M M E D I A T E    R E L E A S E
N  E  W  S

FROM

CONTACTS:	Bank Mutual Corporation Michael T. Crowley, Jr. Chairman and Chief Executive Officer or Michael W. Dosland Senior Vice President and Chief Financial Officer (414) 354-1500

BANK MUTUAL CORPORATION REPORTS INCREASED NET INCOME
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2011

Milwaukee, Wisconsin
October 20, 2011

Bank Mutual Corporation (NASDAQ: BKMU) reported net income of $1.3 million or $0.03 per diluted share in the third quarter of 2011, which was a $423,000 or 45.7% improvement over the same quarter in the previous year.  Net income in the same quarter last year was $926,000 or $0.02 per diluted share.  Bank Mutual Corporation (“Bank Mutual”) also announced that its non-performing loans declined by $17.8 million or 16.6% during the recently completed quarter.  Since the beginning of the year, non-performing loans have declined by $33.1 million or 26.9%.

Michael T. Crowley, Jr., Chairman and Chief Executive Officer of Bank Mutual noted, “We are pleased that our core earnings continue to improve on the strength of our net interest income and lower credit-related losses.”  David A. Baumgarten, President of Bank Mutual, added, “Our focus continues to be on reducing our non-performing loans.  We are pleased with our progress so far.”

On a year-to-date basis, Bank Mutual had a net loss of $49.0 million or $1.07 per diluted share in 2011, which included a non-cash goodwill impairment of $52.6 million in the second quarter.  The goodwill impairment had no effect on the liquidity, operations, tangible capital, or regulatory capital of Bank Mutual or its subsidiary bank.  Excluding the impact of this impairment, earnings during the nine months ended September 30, 2011, were $3.6 million or $0.08 per diluted share compared to $3.8 million or $0.08 per diluted share during the same period in 2010.

Bank Mutual’s net interest income increased by $3.8 million or 32.2% during the third quarter of 2011 compared to the same quarter in 2010.  Net interest income increased by $9.2 million or 24.1% during the nine months ended September 30, 2011, compared to the same period last year.  These increases were primarily attributable to an improvement in Bank Mutual’s net interest margin, which increased to 2.75% and 2.80% during the three and nine month periods of 2011, compared to 1.46% and 1.58% in the same periods of 2010, respectively.   The improvement in net interest margin in the 2011 periods was primarily the result of Bank Mutual’s early repayment of $756.0 million in high-cost borrowings from the Federal Home Loan Bank (“FHLB”) of Chicago in December of 2010.  The repayment resulted in a significant decline in the average cost of interest-bearing liabilities in the 2011 periods compared to the same periods in the previous year.

Also contributing to the improvement in net interest margin in the 2011 periods was a decline in Bank Mutual’s average cost of deposits compared to the previous year.  Bank Mutual’s average cost of deposits declined by 37 and 43 basis points during the three and nine month periods ended September 30, 2011, respectively, compared to the same periods in 2010.   Bank Mutual continues to manage its overall liquidity position by aggressively managing the rates it offers on its certificates of deposits and certain other deposit accounts.

Also contributing to the improvement in net interest margin during the three and nine months ended September 30, 2011, was a 37 and 28 basis point improvement, respectively, in the yield on interest-earning assets compared to the same periods in 2010.  These improvements were caused by a shift in the mix of earning assets from lower-yielding assets, such as overnight investments and available-for-sale securities, to higher-yielding assets, such as loans receivable.  The changes in mix were caused by the buildup in 2010 of lower-yielding assets to increase liquidity due to market conditions and management’s outlook at that time for the direction of future interest rates.  Partially offsetting the favorable impact of the improved asset mix was a decline in the average yield on Bank Mutual’s loans receivable and available-for-sale securities in 2011 compared to 2010.  These declines were caused by a declining interest rate environment during much of 2010 and 2011 that resulted in lower yields on these earning assets in the current year.  In addition, Bank Mutual sold a substantial number of higher-yielding available-for-sale securities in 2010 at gains, which reduced the overall yield on its securities portfolio in 2011.

Bank Mutual’s provision for loan losses was $1.1 million during the third quarter of 2011 compared to $6.2 million in the same quarter last year.   The provision for the nine months ended September 30, 2011, was $5.1 million compared to $15.7 million in the same period last year.  The provisions for loan losses in these periods continue to be impacted by weak economic conditions, high unemployment, and lower values for real estate.  These conditions have been particularly challenging for borrowers whose loans are secured by commercial real estate, multi-family real estate, and land.  During the third quarter of 2011, Bank Mutual recorded $1.8 million in additional loss provisions against two unrelated loan relationships aggregating $6.1 million.  These loans were secured by an apartment complex and a multi-tenant retail building.  During the third quarter of 2011 Bank Mutual also recorded $586,000 in loss provisions against a number of smaller multi-family, commercial real estate, and business loan relationships, as well as certain residential and consumer loans.  In addition, during the third quarter of 2011 Bank Mutual recorded approximately $1.1 million in additional loss provision that reflected management’s general concerns related to continued economic weakness, elevated levels of unemployment, depressed real estate values, and the internal downgrades of certain loans.  The impact of these developments, however, was partially offset by $2.4 million in loss recaptures during the quarter related to the payoff of $8.3 million in non-performing loans.

During the third quarter of 2010 Bank Mutual recorded $3.9 million in loss provisions against a number of unrelated loan relationships, the largest of which was a $1.1 million loss on a $4.1 million loan relationship secured by partially developed land.  In addition, Bank Mutual recorded $2.3 million in additional loss provisions during the third quarter of 2010 that reflected management’s general concerns related to continued increases in non-performing loans, as well as continued declines in commercial real estate values and continued weaknesses in economic conditions and employment.

On a year-to-date basis in 2011 Bank Mutual recorded $10.8 million in loss provisions against a number of multi-family, commercial real estate, and business loan relationships, and certain smaller residential and consumer loans, as well as loss provisions related to management’s general concerns for the economy, as previously described.  These developments were partially offset by $5.7 million in loss recaptures on loans that paid-off during the period or were upgraded to performing status.  The year-to-date loss provision in 2010 was $15.7 million due principally to $9.7 million in losses on a number of larger multi-family, commercial real estate, and business loans.

Service charges on deposits increased by $59,000 or 3.6% during the three months ended September 30, 2011, compared to the same quarter in 2010.   On a year-to-date basis, service charges increased by $197,000 or 4.4% in the current year compared to the same period in 2010.  Management attributes these improvements to an increase in Bank Mutual’s average core deposit accounts, consisting of checking, savings, and money market accounts, which increased by $70.1 million or 9.4% during the nine months ended September 30, 2011, compared to the same period in the previous year.  In addition, management believes that challenging economic conditions during early 2010 resulted in reduced spending by consumers in that year, which had an adverse impact on Bank Mutual’s transaction fee revenue.  Transaction fee revenue is a significant component of service charge revenue and consists principally of ATM, debit card, and overdraft fees.

Brokerage and insurance commissions were $765,000 during the third quarter of 2011, a $27,000 or 3.7% increase from the same period in the previous year.  On a year-to-date basis, commissions were $2.2 million in 2011, a $104,000 or 4.5% decline from the same period in 2010.  Commissions in the third quarter of 2011 benefited from increased sales of tax-deferred annuity products as compared to the previous year.  Commissions in 2010 benefited from favorable trends in equity markets in the first half of that year, which resulted in increased revenue from sales of mutual funds and other equity investments relative to the year-to-date period in 2011.  In addition, employment conditions in Bank Mutual’s local markets in early 2010 resulted in increased revenue from rollovers by customers’ of their employee benefit plans into products offered by Bank Mutual.

Net loan-related fees and servicing revenue was a loss of $1.0 million during the three months ended September 30, 2011, compared to a loss of $291,000 in the same period of 2010.   On a year-to-date basis, the loss was $452,000 in 2011 compared to a loss of $39,000 in the same period of 2010.  The following table presents the primary components of net loan-related fees and servicing revenue for the periods indicated:

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
	(Dollars in thousands)
Gross servicing fees	$679	$646	$2,039	$1,913
Mortgage servicing rights amortization	(726)	(1,064)	(1,718)	(2,100)
Mortgage servicing rights valuation (loss) recovery	(1,103)	8	(1,097)	(198)
Loan servicing revenue, net	(1,150)	(410)	(776)	(385)
Other loan fee income	114	119	324	346
Loan-related fees and servicing revenue, net	$(1,036)	$(291)	$(452)	$(39)

Gross servicing fees increased in the 2011 periods compared to the prior year periods as a result of an increase in the amount of loans that Bank Mutual services for third-party investors.  As of September 30, 2011, Bank Mutual serviced $1.1 billion in loans for third-party investors compared to $1.0 billion at September 30, 2010.   Related amortization decreased in the 2011 periods due to slightly higher interest rates on mortgage loans during the first half of the year, which resulted in fewer loan prepayments and slower amortization of the mortgage servicing rights (“MSRs”) relative to 2010.   Loan-related fees and servicing revenue is also impacted by changes in the valuation allowance that is established against MSRs.   The change in this allowance is recorded as a recovery or charge, as the case may be, in the period in which the change occurs.   During the third quarter of 2011 the valuation allowance increased by $1.1 million due principally to a decline in mortgage interest rates during the third quarter, which resulted in increased loan prepayment expectations.  As of September 30, 2011, Bank Mutual had a valuation allowance of $1.1 million against MSRs with a gross book value of $7.7 million.

Gains on sales of loans were $2.3 million in the third quarter of 2011 compared to $3.7 million in the same period last year.  Year-to-date, gains on sales of loans were $3.4 million in 2011 compared to $5.5 million in the same nine months of 2010.  During the three and nine months ended September 30, 2011, sales of one- to four-family mortgage loans were $48.1 million or 40.7% lower and $72.8 million or 32.6% lower than they were during the same periods in the previous year, respectively.  Loan sales were lower in the 2011 periods due to higher market interest rates for fixed-rate, residential mortgage loans during the first half of 2011, which reduced borrower incentives to refinance their existing mortgage loans.  Bank Mutual typically sells most fixed-rate, residential mortgage loans that it originates in the secondary market.  However, during the third quarter of 2011, interest rates on residential mortgage loans declined to historically low levels.  As such, management expects that gains on sales of loans could be elevated in the near term as borrowers are incented to refinance higher, fixed-rate mortgage loans at lower rates.

Net gains on sales of investments were zero and $1.1 million during the three and nine months ended September 30, 2011, respectively, compared to $5.2 million and $16.3 million during the same periods in 2010, respectively.  In the first quarter of 2011 Bank Mutual sold a $20.8 million investment in a mutual fund that management did not expect would perform well in future periods.   During the nine months ended September 30, 2010, Bank Mutual sold $885.0 million in longer-term, fixed-rate mortgage-related securities and $189.9 million in adjustable-rate mortgage-related securities.

In the second quarter of 2011 Bank Mutual recognized $389,000 in net other-than-temporary impairment (“OTTI”) losses related to its investment in certain private-label CMOs that were rated less than investment grade.  No additional net OTTI losses were recognized on these CMOs in the third quarter of 2011.  Management attributed the net OTTI loss in the second quarter to renewed weakness in national housing market in 2011, which resulted in lower values for the residential properties that secure the CMOs.  Bank Mutual’s total investment in private-label CMOs was $67.2 million as of September 30, 2011.  The collection of the amounts due on Bank Mutual’s private-label CMOs is subject to numerous factors outside of Bank Mutual’s control and a future determination of OTTI could result in additional losses being recorded through earnings in future periods.

Other non-interest income was $1.8 million and $5.4 million during the three and nine months ended September 30, 2011, respectively, compared to $2.0 million and $5.7 million during the same periods in 2010, respectively.  The decrease between periods was due primarily to lower earnings on assets set aside in trust for certain non-qualifying employee benefit plans.

Total non-interest expense was $17.9 million in the third quarter of 2011 compared to $17.3 million in the same quarter last year.  Year-to-date, total non-interest expense, excluding the goodwill impairment, was $53.6 million in 2011 compared to $51.6 million during the same period in 2010.  The increase in both periods was primarily caused by an increase in compensation-related expense, which was $9.6 million and $9.0 million during the three months ended September 30, 2011 and 2010, respectively, and $28.6 million and $26.7 million during nine months ended as of the same dates, respectively.  These increases were due primarily to an increase in compensation expense related to annual merit increases and Bank Mutual’s hiring of certain key management personnel and commercial relationship managers.  Also contributing to the increase in compensation-related expense in the 2011 periods was an increase in costs related to Bank Mutual’s defined-benefit pension plan.  This increase was caused by an increase in the number of qualified participants in the plan in recent periods, as well as a decline in the interest rate used to determine the present value of the pension obligation.  The increase in compensation-related expense between the 2011 and 2010 periods was partially offset by a decline in ESOP expense.  Last year marked the scheduled end of a 10-year commitment to the ESOP.

Federal deposit insurance premiums were $756,000 and $2.5 million during the three and nine month periods ended September 30, 2011, respectively.  These amounts compared to $1.0 million and $3.1 million during the same periods in 2010, respectively.  In the second quarter of 2011 the Federal Deposit Insurance Corporation (“FDIC”) implemented a new rule that changed the deposit insurance assessment base from an insured institution’s domestic deposits (minus certain allowable exclusions) to an insured institution’s average consolidated assets (minus average tangible equity and certain other adjustments).  Bank Mutual’s deposit insurance costs declined as a result of the new rule because Bank Mutual has a relatively low level of non-deposit funding sources, such as FHLB advances.

Losses on foreclosed real estate were $1.1 million during the third quarter of 2011 compared to $1.2 million in the same quarter of last year.  On a year-to-date basis, losses on foreclosed real estate were $4.0 million in 2011 compared to $4.2 million during the same nine months in 2010.  Since 2010 Bank Mutual has experienced elevated losses on foreclosed real estate due to declining real estate values and weak economic conditions.   If these conditions persist, future losses on foreclosed real estate could remain elevated in the near term.

Other non-interest expense increased by $351,000 or 10.8% and $679,000 or 7.5% during the three and nine months ended September 30, 2011, respectively, compared to the same periods last year.  These developments were the result of increased costs associated with the management of foreclosed real estate and increased legal, accounting, and other professional fees.  The year-to-date increases were partially offset by lower marketing and advertising costs between the periods.

Income tax expense was $610,000 during the three months ended September 30, 2011, compared to $307,000 in the same period of 2010.  Income tax expense was $1.2 million during the nine months ended September 30, 2011, compared to $1.5 million during the same nine months in 2010.   Bank Mutual’s effective tax rate (“ETR”) for the third quarter of 2011 and 2010 was 31.3% and 24.9%, respectively.  Excluding the goodwill impairment from income (loss) before taxes (which is not deductible for income tax purposes), Bank Mutual’s ETR for the nine months ended September 30, 2011 and 2010, was 25.9% and 28.8%, respectively.  Bank Mutual’s ETR was lower in the 2010 quarterly period and the 2011 year-to-date period because non-taxable revenue, such as earnings from bank-owned life insurance (“BOLI”), comprised a larger portion of pre-tax earnings in those periods.

Bank Mutual’s portfolio of one- to four-family mortgage loans decreased from $531.9 million at December 31, 2010, to $516.8 million at September 30, 2011.  In recent periods originations of one- to four-family loans that Bank Mutual retains in portfolio have approximated loan repayments.  Bank Mutual typically retains only adjustable-rate loans and, from time-to-time, fixed-rate loans with maturities up to 15 years, in its portfolio of one- to four-family loans.  Bank Mutual also retains certain 30-year, fixed-rate loans in its portfolio under an internal low-income lending program.

Multi-family and commercial real estate mortgage loan originations were $66.3 million during the nine months ended September 30, 2011, compared to $38.1 million during the same period in 2010.  Despite this increase, Bank Mutual’s aggregate portfolio of multi-family and commercial real estate mortgage loans decreased from $495.5 million at December 31, 2010, to $474.3 million at September 30, 2011.  This decrease was caused by loan payoffs and foreclosures that exceeded originations during the period.

Originations of construction and development loans were $23.6 million during the nine months ended September 30, 2011, compared to $25.1 million during the same period in 2010.  Bank Mutual’s portfolio of construction and development loans declined by $10.9 million or 13.1% during the nine months ended September 30, 2011.  This decrease was caused in part by the reclassification of certain construction and development loans to permanent loans as a result of the completion of construction.

Consumer loan originations, which consist primarily of fixed-term home equity loans and home equity lines of credit, were $62.1 million during the nine months ended September 30, 2011, compared to $57.7 million during the same period in the prior year.  Bank Mutual’s consumer loan portfolio declined from $243.5 million at December 31, 2010, to $234.6 million at September 30, 2011.

Commercial business loan originations during the first nine months of 2011 were $64.6 million compared to $22.2 million in the same period in 2010.  Bank Mutual’s portfolio of commercial business loans increased by $31.0 million or 61.8%, from $50.1 million to $81.1 million during the nine months ended September 30, 2011.  In recent periods Bank Mutual has been successful at attracting a number of new commercial business relationships as a result of an initiative to expand its presence in the mid-tier commercial banking market.

Bank Mutual’s interest-earning deposits, which consist primarily of overnight investments held at the Federal Reserve of Chicago, declined from $184.4 million at December 31, 2010, to $65.2 million at September 30, 2011.  This decline was primarily caused by the security purchases described in the next paragraph.

Bank Mutual’s available-for-sale securities portfolio increased by $120.0 million or 18.1% during the first nine months of 2011.  This increase was primarily the result of the purchase of $407.5 million in medium-term government agency mortgage-backed securities (“MBSs”) and CMOs during the period.  The impact of these purchases was partially offset by $185.8 million in securities that were called by issuers during the period, as well as the sale of a $20.8 million mutual fund, as previously described.

Foreclosed properties and repossessed assets increased by $9.6 million or 49.6% during the nine months ended September 30, 2011.  This increase was caused by foreclosures related to a number of larger commercial real estate loans, as well as smaller commercial real estate and single-family residential loans.  This increase was partially offset by charge-offs on foreclosed properties due to continued declines in real estate values and weak economic conditions,  as well as sales of foreclosed real estate.

Deposit liabilities decreased by $69.2 million or 3.3% during the nine months ended September 30, 2011, to $2.01 billion compared to $2.08 billion at December 31, 2010.  Core deposits, consisting of checking, savings, and money market accounts, declined by $7.1 million or 0.7% during the period while certificates of deposit declined by $62.1 million or 5.5%.   Core deposits were higher than typical at December 31, 2010, due to the timing of certain local government tax deposits that had not been withdrawn as of that date.  Year-to-date, average core deposits have increased by $70.1 million or 9.4% compared to the same period in the previous year.  With respect to certificates of deposit, Bank Mutual has reduced the rates it offers on this product during the past year in an effort to manage its overall liquidity position, which has resulted in a decline in certificates of deposit since December 31, 2010.

Bank Mutual’s borrowings, which consist of advances from the FHLB of Chicago, were $153.4 million at September 30, 2011, compared to $149.9 million at December 31, 2010.   As previously noted, Bank Mutual prepaid $756.0 million in high-cost borrowings from the FHLB of Chicago in December of last year.  Bank Mutual recorded an $89.3 million expense in the fourth quarter of 2010 as a result of a prepayment penalty for this repayment.  However, Bank Mutual also significantly reduced the average cost of its interest-bearing liabilities as a result of the repayment, as previously noted.

Shareholders’ equity decreased from $313.0 million at December 31, 2010, to $271.7 million at September 30, 2011.  This decrease was principally caused by the $52.6 million goodwill impairment that was recorded in the second quarter.  Bank Mutual’s ratio of shareholders’ equity to total assets was 10.87% at September 30, 2011, compared to 12.07% at December 31, 2010.  If goodwill had been excluded form shareholders’ equity and total assets as of December 31, 2010, this ratio would have been 10.25% as of that date.  Book value per share of Bank Mutual’s common stock was $5.88 at September 30, 2011, compared to $6.84 at December 31, 2010.  If goodwill had been excluded from this computation at December 31, 2010, this value would have been $5.69 as of that date.

Bank Mutual’s subsidiary bank is “well capitalized” for regulatory capital purposes.  As of June 30, 2011 (the latest information available) and December 31, 2010, the subsidiary bank’s total risk-based capital ratio was 18.35% and 17.86%, respectively, and its Tier 1 capital ratio was 9.44% and 9.12%, respectively.  The minimum percentages to be “adequately capitalized” under current supervisory regulations are 8% for total risk-based capital and 4% for Tier 1 capital.  The minimum percentages to be “well capitalized” are 10% and 5%, respectively.

During the third quarter of 2011 Bank Mutual paid a cash dividend of $0.01 per share to shareholders.   While Bank Mutual’s capital remains strong, regulators have continued to focus on the capital levels of financial institutions such as Bank Mutual’s bank subsidiary.   In addition, in 2010 Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") which will eventually impose capital requirements on savings and loan holding companies such as Bank Mutual.  These developments, and other requirements imposed by regulators (including our previously-disclosed memoranda of understanding with them), may impact the ability of Bank Mutual and/or its subsidiary bank to pay dividends or, in the case of Bank Mutual, repurchase stock.

Bank Mutual’s non-performing loans declined by $33.1 million or 26.9% during the nine months ended September 30, 2011.  Non-performing assets, which include non-performing loans, declined by $23.5 million or 16.5% during this same period.   Finally, loans classified by Bank Mutual as “special mention” and “substandard,” which includes all non-performing loans, declined by $11.3 million or 7.1% during the nine months ended September 30, 2011.  Bank Mutual’s level of non-performing loans and assets, as well as classified loans, is due to continuing weakness in economic conditions, low values for commercial and multi-family real estate, and high unemployment rates in recent years, which has resulted in increased stress on borrowers and increased loan delinquencies.   As of September 30, 2011, non-performing loans included $28.9 million in loans that were current on all contractual principal and interest payments, but which management determined should be classified as non-performing in light of underlying difficulties with the properties that secure the loans, as well as an increasingly strict regulatory environment.  Bank Mutual has continued to record periodic interest payments on these loans in interest income provided the borrowers have remained current on the loans and provided, in the judgment of management, Bank Mutual’s net recorded investment in the loan has been deemed to be collectible.  The decline in Bank Mutual’s non-performing and classified loans during the nine months ended September 30, 2011, was due to loans that were paid off or upgraded during the period, as previously described, as well as loans that were partially charged off because Bank Mutual had commenced and/or completed foreclosure proceedings during the period.

Bank Mutual’s allowance for loan losses was $35.6 million or 2.72% of total loans at September 30, 2011, compared to $48.0 million or 3.63% at December 31, 2010.  As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 39.6% at September 30, 2011, compared to 39.0% at December 31, 2010.  The decrease in the allowance was caused by $17.5 million in net charge-offs, as well as $5.7 million in provision recaptures, as previously described.  These developments were partially offset by $10.8 million in additional loss allowances established during the period, also as previously described.   During the period Bank Mutual charged off $5.2 million related to loans that were paid off during the period and $12.3 million related to loan relationships that management commenced and/or completed foreclosure proceedings during the period.

Management believes the allowance for loan losses at September 30, 2011, was adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of that date.  However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ from the assumptions used by management to determine the allowance for loan losses as of the end of the period.

Bank Mutual Corporation is the fourth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on the NASDAQ Global Select Market under the symbol “BKMU”.  Its subsidiary bank, Bank Mutual, operates 78 banking locations in the state of Wisconsin and one in Minnesota.
*  *  *  *  *

Cautionary Statements

The discussion in this earnings release contains or incorporates by reference various forward-looking statements concerning Bank Mutual's prospects that are based on the current expectations and beliefs of management.  Forward-looking statements may contain words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection” and similar expressions or use of verbs in the future tense, and are intended to identify forward-looking statements; any discussions of periods after the date for which this report is filed are also forward-looking statements.  The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond Bank Mutual's control, that could cause Bank Mutual's actual results and performance to differ materially from what is expected.  In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including instability in credit, lending, and financial markets; declines in the real estate market, which could further affect both collateral values and loan activity; continuing relatively high unemployment and other factors which could affect borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could further adversely impact loan repayments and collection; legislative and regulatory initiatives and changes, including action taken, or that may be taken, in response to difficulties in financial markets and/or which could negatively affect the right of creditors; monetary and fiscal policies of the federal government; the effects of further regulation and consolidation within the financial services industry, including substantial changes under the Dodd-Frank Act and the transfer of regulatory authority from the Office of Thrift Supervision (“OTS”) to the Office of the Comptroller of the Currency (“OCC”) and the Federal Reserve Board (“FRB”); regulators’ increasing expectations for financial institutions’ capital levels and restrictions imposed on institutions, as to payments of dividends or otherwise, to maintain or achieve those levels, including the possible effect of the memoranda of understanding mentioned in this release; potential changes in Fannie Mae and Freddie Mac, which could impact the home mortgage market; increased competition and/or disintermediation within the financial services industry; changes in tax rates, deductions and/or policies; potential further changes in FDIC premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value of and/or cash flows from such securities; demand for other financial services; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism; and the factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly under Part I, Item 1A, “Risk Factors,” of Bank Mutual’s 2010 Annual Report on Form 10-K.

*  *  *  *  *

Bank Mutual Corporation and Subsidiaries
Unaudited Consolidated Statements of Financial Condition
(Dollars in thousands, except per share data)

	September 30	December 31
	2011	2010
ASSETS
Cash and due from banks	$38,185	$48,393
Interest-earning deposits	65,177	184,439
Cash and cash equivalents	103,362	232,832
Securities available-for-sale, at fair value:
Investment securities	20,026	228,023
Mortgage-related securities	763,221	435,234
Loans held-for-sale, net	28,606	37,819
Loans receivable, net	1,307,853	1,323,569
Foreclosed properties and repossessed assets	28,858	19,293
Goodwill	-	52,570
Mortgage servicing rights, net	6,618	7,769
Other assets	241,497	254,709

Total assets	$2,500,041	$2,591,818

LIABILITIES AND EQUITY
Liabilities:
Deposit liabilities	$2,009,145	$2,078,310
Borrowings	153,385	149,934
Advance payments by borrowers for taxes and insurance	30,182	2,697
Other liabilities	32,650	44,999
Total liabilities	2,225,362	2,275,940
Equity:
Preferred stock - $0.01 par value:
Authorized - 20,000,000 shares in 2011 and 2010
Issued and outstanding - none in 2011 and 2010	-	-
Common stock - $0.01 par value:
Authorized - 200,000,000 shares in 2011 and 2010
Issued - 78,783,849 shares in 2011 and 2010
Outstanding -46,228,984 shares in 2011 and 45,769,443 in 2010	788	788
Additional paid-in capital	490,089	494,377
Retained earnings	139,833	191,238
Accumulated other comprehensive gain (loss)	1,623	(6,897)
Treasury stock - 32,554,865 shares in 2011 and 33,014,406 in 2010	(360,590)	(366,553)
Total shareholders' equity	271,743	312,953
Non-controlling interest in real estate partnership	2,936	2,925
Total equity including non-controlling interest	274,679	315,878

Total liabilities and equity	$2,500,041	$2,591,818

Bank Mutual Corporation and Subsidiaries
Unaudited Consolidated Statements of Income
(Dollars in thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
Interest income:
Loans	$17,468	$19,780	$52,887	$60,515
Investment securities	219	4,071	2,843	13,256
Mortgage-related securities	4,303	4,528	12,131	16,040
Interest-earning deposits	27	62	125	207
Total interest income	22,017	28,441	67,986	90,018
Interest expense:
Deposits	4,731	6,865	15,210	22,501
Borrowings	1,798	9,863	5,359	29,293
Advance payment by borrowers for taxes and insurance	2	2	3	4
Total interest expense	6,531	16,730	20,572	51,798
Net interest income	15,486	11,711	47,414	38,220
Provision for loan losses	1,093	6,163	5,078	15,679
Net interest income after provision for loan losses	14,393	5,548	42,336	22,541
Non-interest income:
Service charges on deposits	1,683	1,624	4,709	4,512
Brokerage and insurance commissions	765	738	2,211	2,315
Loan-related fees and servicing revenue, net	(1,036)	(291)	(452)	(39)
Gain on loan sales activities, net	2,288	3,669	3,405	5,486
Gain on sales of investments, net	-	5,220	1,113	16,291
Other than temporary impairment (OTTI) losses:
Total OTTI losses	-	-	(1,576)	-
Non-credit portion of OTTI losses	-	-	1,187	-
Net OTTI losses	-	-	(389)	-
Other non-interest income	1,774	2,003	5,431	5,756
Total non-interest income	5,474	12,963	16,028	34,321
Non-interest expense:
Compensation, payroll taxes, and other employee benefits	9,642	9,002	28,643	26,713
Occupancy and equipment	2,781	2,822	8,629	8,500
Federal insurance premiums	756	1,036	2,525	3,057
Loss on foreclosed real estate, net	1,134	1,162	4,002	4,205
Other non-interest expense	3,607	3,256	9,785	9,106
Total non-interest expense before goodwill impairment	17,920	17,278	53,584	51,581
Goodwill impairment	-	-	52,570	-
Total non-interest expense	17,920	17,278	106,154	51,581
Income (loss) before income tax expense	1,947	1,233	(47,790)	5,281
Income tax expense	610	307	1,236	1,521
Net income (loss) before non-controlling interest	1,337	926	(49,026)	3,760
Net loss (income) attributable to non-controlling interest	12	-	39	(1)
Net income (loss)	$1,349	$926	$(48,987)	$3,759

Per share data:
Earnings (loss) per share-basic	$0.03	$0.02	$(1.07)	$0.08
Earnings (loss) per share-diluted	$0.03	$0.02	$(1.07)	$0.08
Cash dividends paid	$0.01	$0.03	$0.05	$0.17

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information
(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended September 30		Nine Months Ended September 30
Loan Originations and Sales	2011	2010	2011	2010
Mortgage loan originations:
One- to four-family	$98,273	$173,767	$198,408	$298,866
Multi-family	20,552	12,278	28,262	24,531
Commercial real estate	15,627	11,171	38,025	13,603
Construction and development	10,361	4,881	23,608	25,097
Total mortgage loans	144,813	202,097	288,303	362,097
Consumer loan originations	25,565	19,313	62,072	57,733
Commercial business loan originations	35,626	14,716	64,635	22,161
Total loans originated	$206,004	$236,126	$415,010	$441,991

Mortgage loan sales	$70,138	$118,224	$150,335	$223,114

	September 30	December 31
Loan Portfolio Analysis	2011	2010
Mortgage loans:
One- to four-family	$516,790	$531,874
Multi-family	237,182	247,210
Commercial real estate	237,154	248,253
Construction and development	72,594	83,490
Total mortgage loans	1,063,720	1,110,827
Consumer loans	234,627	243,498
Commercial business loans	81,114	50,123
Total loans receivable	1,379,461	1,404,448
Allowance for loan losses	(35,567)	(47,985)
Undisbursed loan proceeds and deferred fees and costs	(36,041)	(32,894)
Total loans receivable, net	$1,307,853	$1,323,569

Loans serviced for others	$1,076,879	$1,076,772

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information (continued)
(Dollars in thousands, except per share amounts and ratios)

	September 30	December 31
Non-Performing Loans and Assets	2011	2010
Non-accrual mortgage loans:
One- to four-family	$14,443	$18,684
Multi-family	24,552	31,660
Commercial real estate	36,486	41,244
Construction and development loans	10,563	26,563
Total non-accrual mortgage loans	86,044	118,151
Non-accrual consumer loans:
Secured by real estate	1,447	1,369
Other consumer loans	223	275
Total non-accrual consumer loans	1,670	1,644
Non-accrual commercial business loans	1,641	2,779
Total non-accrual loans	89,355	122,574
Accruing loans delinquent 90 days or more	510	373
Total non-performing loans	89,865	122,947
Foreclosed properties and repossessed assets	28,858	19,293
Total non-performing assets	$118,723	$142,240
Non-performing loans to loans receivable, net	6.87%	9.29%
Non-performing assets to total assets	4.75%	5.49%

	September 30	December 31
Special Mention and Substandard Loans	2011	2010
(includes all non-performing loans, above)
Mortgage loans:
One- to four-family	$15,408	$18,972
Multi-family	34,305	55,011
Commercial real estate	69,510	47,937
Construction and development	21,132	29,546
Total mortgage loans	140,355	151,466
Consumer loans	1,741	1,763
Commercial business loans	5,169	5,298
Total	$147,265	$158,527

	Nine Months Ended September 30
Activity in Allowance for Loan Losses	2011	2010
Balance at the beginning of the period	$47,985	$17,028
Provision for loan losses	5,079	15,679
Charge-offs:
One- to four-family	(2,519)	(275)
Multi-family	(4,812)	-
Commercial real estate	(6,941)	(5,331)
Construction and development loans	(2,607)	-
Consumer loans	(724)	(570)
Commercial business loans	(551)	(173)
Total charge-offs	(18,154)	(6,349)
Total recoveries	657	51
Net charge-offs	(17,497)	(6,298)
Balance at the end of the period	$35,567	$26,409
Net charge-offs to average loans, annualized	1.71%	0.56%

	September 30	December 31
Allowance Ratios	2011	2010
Allowance for loan losses to non-performing loans	39.58%	39.03%
Allowance for loan losses to total loans	2.72%	3.63%

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information (continued)
(Dollars in thousands, except per share amounts and ratios)

	September 30	December 31
Deposit Liabilities Analysis	2011	2010
Non-interest-bearing checking	$101,315	$94,446
Interest-bearing checking	221,526	219,136
Savings accounts	210,691	210,334
Money market accounts	407,207	423,923
Certificates of deposit	1,068,406	1,130,471
Total deposit liabilities	$2,009,145	$2,078,310

	Three Months Ended September 30		Nine Months Ended September 30
Selected Operating Ratios	2011	2010	2011	2010
Net interest margin (1)	2.75%	1.46%	2.80%	1.58%
Net interest rate spread	2.64%	1.26%	2.68%	1.37%
Return on average assets	0.22%	0.11%	(2.55)%	0.14%
Return on average shareholders' equity	2.01%	0.93%	(22.04)%	1.25%
Efficiency ratio (2)	85.50%	88.81%	85.44%	91.70%
Non-interest expense as a percent of average assets (3)	2.87%	1.99%	2.79%	1.98%
Shareholders' equity to total assets at end of period	10.87%	11.54%	10.87%	11.54%
Tangible common equity to adjusted total assetsat end of period (4)	10.87%	10.16%	10.87%	10.16%
(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.
(2)
Efficiency ratio is determined by dividing non-interest expense before goodwill impairment by the sum of net interest income and non-interest income less net investment gains and net OTTI loss for the periods indicated.

(3)	Non-interest expense is defined as non-interest expense before goodwill impairment.
(4)	This is a non-GAAP disclosure. The ratio is computed as shareholders' equity less goodwill divided by total assets less goodwill.

	Three Months Ended September 30		Nine Months Ended September 30
Other Information	2011	2010	2011	2010
Average earning assets	$2,252,664	$3,213,770	$2,258,837	$3,215,637
Average assets	2,493,731	3,465,704	2,559,112	3,477,405
Average interest bearing liabilities	2,059,423	2,932,473	2,063,747	2,926,216
Average shareholders' equity	269,024	398,746	296,333	400,827
Average tangible shareholders' equity (5)	269,024	346,176	264,791	348,257
Weighted average number of shares outstanding:
As used in basic earnings per share	46,179,402	45,590,306	45,997,087	45,568,960
As used in diluted earnings per share	46,179,402	45,798,960	45,997,087	45,898,536
(5)	Average tangible shareholders' equity is average total shareholders' equity minus goodwill.

	September 30	December 31
	2011	2010
Number of shares outstanding (net of treasury shares)	46,228,984	45,769,443
Book value per share	$5.88	$6.84

	September 30	December 31
Weighted Average Net Interest Rate Spread	2011	2010
Yield on loans	5.11%	5.45%
Yield on investments	2.48%	2.74%
Combined yield on loans and investments	4.13%	4.55%
Cost of deposits	0.90%	1.12%
Cost of borrowings	4.75%	4.79%
Total cost of funds	1.17%	1.37%
Interest rate spread	2.96%	3.18%